Exhibit 10.2

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of March 4, 2004 by and among 1st United Bancorp, Inc., a business corporation organized and operating under the laws of the State of Florida (the “Company”), 1st United Bank, a commercial bank organized and operating under the laws of the State of Florida (the “Bank”), and Rudy Schupp, an individual residing at 11874 Lakeshore Place, North Palm Beach, FL 33408 (the “Executive”), is amended and restated, effective December 20, 2011.

WITNESSETH:

WHEREAS, the Executive has agreed to serve the Company in the capacity of Chief Executive Officer and the Bank in the capacities of Chief Executive Officer and President; and

WHEREAS, the Company, the Bank and the Executive entered into an Employment Agreement dated March 4, 2004 (the “Agreement”), as amended on January 1, 2007 and December 18, 2008, and the parties desire to amend the Agreement; and

WHEREAS, the Executive is willing to serve the Company and the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the Executive’s employment and the mutual covenants herein contained, the Company, the Bank and the Executive hereby agree that the terms of the Agreement are hereby modified and, to the extent inconsistent with the terms of the Agreement, superseded as follows. All other provisions of the Agreement remain as described in the Agreement. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement:

Section 1.                Employment. Each of the Company and the Bank agrees to employ the Executive as the Chief Executive Officer of the Company and of the Bank and as the President of the Bank, the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.                Employment Period; Remaining Unexpired Employment Period.

(a)                The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (“Employment Period”). The Employment Period shall be for an initial term of three (3) years beginning on the date of this Agreement and ending on the third anniversary date of this Agreement, plus such extensions, if any, as are provided pursuant to Section 2(b).

(b)               Beginning on the date of this Agreement, the Employment Period shall automatically be extended for one (1) additional day each day, unless either the Company and the Bank, acting jointly, or the Executive elects not to extend the Agreement further by giving written notice to the other parties, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given. For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on: (i) if a notice of non-extension has been given in accordance with this Section 2(b), the third anniversary of the date on which such notice is given; and (ii) in all other cases, the third anniversary of the date as of which the Remaining Unexpired Employment Period is being determined. Upon termination of the Executive’s employment with the Company and the Bank for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not therefore discontinued, shall automatically cease.

(c)                Subject to Section 3, nothing in this Agreement shall be deemed to prohibit the Company or the Bank from terminating the Executive’s employment at any time during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company, the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

Section 3.                Duties. The Executive shall serve as Chief Executive Officer of each of the Company and the Bank and as President of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Company and the Bank and as are customarily associated with such position. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and the Bank and shall use his best efforts to advance the interests of the Company and the Bank. The Executive shall at all times report to the Boards of Directors of the Company and the Bank. All decisions by the Boards of Directors of the Company and the Bank concerning the Executive’s employment, including without limitation, the termination of the Executive, shall require the prior written consent of at least eighty percent (80%) of the entire Board of Directors (not including the vote of the Executive), and the Company and the Bank shall adopt and maintain their Bylaws and other organizational documents to reflect such vote requirement. The Company and the Bank shall provide evidence of such written consent to the Executive as to any actions that require such written consent.

Section 4.                Cash Compensation. In consideration for the services to be rendered by the Executive hereunder, the Company and/or the Bank, in such combination thereof as may be agreed by the Boards of Directors of the Company and the Bank, shall pay to the Executive a salary at an initial annualized rate of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00), payable in approximately equal installments in accordance with the Company’s and/or the Bank’s customary payroll practices for senior officers less applicable payroll taxes.

Commencing on the first day of the calendar month subsequent to the later to occur of (a) the day that the Company and the Bank have consolidated total assets of at least $150 million, and (b) the last day of the month during which the Company achieves its first month of profitability on a consolidated basis, the Executive’s salary shall be automatically increased to a minimum annual rate of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), payable in approximately equal installments in accordance with the Company’s and/or the Bank’s customary payroll practices for senior officers less applicable payroll taxes. Effective January 1, 2012, the Executive's salary shall be increased to a minimum annual rate of THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($350,000), payable in approximately equal installments in accordance with the Company's and/or the Bank's customary payroll practices for senior officers less applicable payroll taxes. At least annually after the time that the salary is increased to $350,000 or more and thereafter during the Employment Period, the Board of Directors of the Bank and/or the Company, or the Compensation Committees thereof, shall review the Executive’s annual rate of salary and may, in its or their discretion, approve an increase therein. In no event shall the Executive’s annual rate of salary under this Agreement in effect at a particular time be reduced without his prior written consent, which consent may be withheld in the Executive’s sole discretion. In addition to his base salary, beginning with the fiscal quarter of the Company during which the Company achieves its first month of profitability on a consolidated basis, and for each fiscal quarter thereafter, the Executive shall be paid additional cash compensation (the “Cash Incentive Compensation”) equal to two percent (2%) of the Company’s consolidated net income before taxes for each such fiscal quarter (excluding extraordinary items as defined in APB #30 (or any successor bulletin) and excluding restructuring charges and other integration and reorganization expenses and charges relating to mergers, acquisitions or transactions of similar effect) for financial reporting purposes, but in no event shall the total Cash Incentive Compensation payable to the Executive with respect to any fiscal year exceed the Executive's base salary for such fiscal year. In the event that the period for which the Cash Incentive Compensation payable to the Executive is less than a full fiscal quarter (e.g., where the effective date of termination of this Agreement is not as of the end of a quarter), the amount of Cash Incentive Compensation payable to the Executive shall be calculated by multiplying the Cash Incentive Compensation to which the Executive would have been entitled for such fiscal quarter (had he been employed for the entire quarter) by a fraction, the numerator of which is the number of days during such fiscal quarter up to and including the effective date of termination, and the denominator of which is the number of days in such fiscal quarter. Seventy-five percent (75%) of such Cash Incentive Compensation shall be paid by the Company to the Executive quarterly, within forty-five (45) days after the end of each such calendar quarter. The remaining twenty-five percent (25%) of the Cash Incentive Compensation calculated with respect to each fiscal quarter shall be held back by the Company and the Bank and shall be subject to a clawback based on a comparison of the total net Cash Incentive Compensation that would have been earned if the calculation were made on an annual basis as opposed to the quarterly calculations; the held-back amount shall be paid to the Executive within thirty (30) days after the Company has filed its Annual Report on Form 10-K (the "Form 10-K") with the Securities and Exchange Commission ("SEC") with respect to the fiscal year in question, unless such net annual calculation results in a lower number than the sum of the positive quarterly calculations, in which event the held-back amount payable at such time shall be reduced by the amount of such difference. In addition to the foregoing salary and Cash Incentive Compensation, the Executive may receive other cash compensation from the Company and/or the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Boards may determine from time to time. The term “Cash Compensation” shall mean the total of the Executive’s salary, the Cash Incentive Compensation and any other cash compensation paid to the Executive pursuant to the immediately preceding sentence, unreduced by any 401(k) plan elective deferrals. The term “Compensation” shall mean the aggregate of all taxable compensation of any nature whatsoever unless clearly indicated to the contrary in the context so used.

Section 5.                Employee Benefit Plans and Programs. During the Employment Period, the Executive shall be treated as an employee of the Company and the Bank and shall be entitled to participate in and receive benefits pursuant to: (A) any and all employee pension plans (“Employee Pension Benefit Plans” as that term is defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) and whether or not such plan is a plan covered by ERISA), including but not limited to all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, and (B) any and all welfare benefit plans (Employee Welfare Benefit Plans (as that term is defined in ERISA and whether or not such plan is a plan covered by ERISA)) including but not limited to group life, health (including hospitalization, medical and major medical, prescription drug), dental, accident and long-term disability insurance plans, and (C) any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company or the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s and the Bank’s customary practices and whether or not such plans are ERISA plans. Such benefits or plans shall collectively be referred to as “Employee Benefit Plans.”

Without regard to the foregoing, the Executive shall affirmatively be provided the following Employee Benefit Plans during the Employment Period commencing as of the Employment Effective Date without regard to the respective eligibility or terms or conditions of the Employee Benefit Plans:

(a)                From the date of this Agreement through December 31, 2011, the Executive shall be granted by the Company, pursuant to terms as contained in stock option agreements, stock options in an amount equal to three and one-third percent (3.33%) of the issued and outstanding common stock of the Company from time to time (not including any common stock outstanding as a result of the exercise by the Executive of options granted to him). Any options issued under this provision on or after January 1, 2007 shall be granted with an exercise price equal to the fair market value (as defined in Section 409A of the Internal Revenue Code of 1986 (the “Code”)) of the underlying shares of common stock and shall vest and become exercisable in five (5) equal increments on the 12, 24, 36, 48 and 60 month anniversaries after the date of grant; provided, however, that notwithstanding any other provision in the Agreement to the contrary, in the event (i) the Executive is terminated by the Company not for “cause” as defined in Section 10(a)(i) of the Agreement, (ii) of a Change of Control, (iii) of the death of the Executive, or (iv) of the Disability of the Executive, then any unvested outstanding options granted under this provision upon the date of one of these events shall become immediately vested and exercisable upon such date. Such options may be exercised through net share settlements (i.e., the Company delivers to the Executive an amount of shares of common stock with a current fair value equal to the gain) pursuant to the terms of the applicable stock option agreement entered into between the Executive and the Company. No additional stock options shall be issued pursuant to this Section 5(a) after December 31, 2011.

(b)               The Company shall provide group medical insurance coverage to the Executive, his spouse and his dependent children, and such plan shall include reasonable coverage for medical, hospital, surgical, prescription drug coverage and major medical expenses. The Company and/or the Bank shall pay all premium expenses of the Executive, his spouse and his dependent children in connection with such group medical insurance.

(c)                The Company shall self-insure or provide and pay the premium costs of short-term and long-term disability policies to compensate the Executive in the event of his incapacity due to physical or mental illness, with coverage in an amount equal to at least seventy-five percent (75%) of the Executive’s highest aggregate annualized Cash Compensation in the three (3) fiscal years immediately preceding the determination of disability.

(d)               During the Employment Period, the Executive shall be entitled to up to eight (8) weeks of vacation in each calendar year, and shall be compensated with respect thereto in accordance with the Company’s and the Bank’s normal vacation policies. The Executive shall also be entitled to all paid holidays in accordance with the Company’s and the Bank’s normal holiday policies.

(e)                The Company or the Bank shall own and pay the costs of premiums on guaranteed renewable straight term life insurance insuring the life of the Executive in an amount equal to the lesser of (i) two (2) times the Executive’s base salary or (ii) $250,000.00, and the Company or Bank shall designate the beneficiary of such policy as such person or persons named by the Executive from time to time.

(f)                At the Executive’s election, the Company shall provide to the Executive either (i) an automobile allowance in the amount of $1,200.00 plus tax for each calendar month or portion thereof during the Employment Period, or (ii) the full-time use of a company car, to be selected by the Executive, which company car shall be replaced at its 24-month anniversary by another company car to be selected by the Executive. The Executive shall also be provided with a credit card to purchase gasoline for the company car. Allowances under this Section 5(f) may be made pursuant to either an accountable or non-accountable expense plan for federal income tax purposes as the Executive may determine.

(g)               In addition to reimbursements for memberships described in Section 8, the Company and/or the Bank shall reimburse the Executive for the costs associated with one (1) country club membership and one (1) dining club membership of the Executive’s choosing.

(h)               Commencing on the first day of the calendar month following the first month that the Company and the Bank have consolidated total assets of at least $250 million, the Company will provide benefits under the Supplemental Executive Retirement Plan (the “SERP”), attached hereto as Exhibit A, for the Executive.

(i)                 Beginning with the filing of the Company's Form 10-K with the SEC in 2012, and annually thereafter during the Employment Period based on each of the Company's Forms 10-K filed annually thereafter during the Employment Period, the Executive shall be granted by the Company, within thirty (30) days of the filing of each such Form 10-K and pursuant to the terms as contained in restricted stock grant agreements, restricted stock grants to the extent earned based on the criteria set forth in Exhibit C attached hereto and made a part hereof, with the total maximum annual fair market value of such grants equaling fifty percent (50%) of the Executive's base salary for the fiscal year in question (i.e., the fiscal year which is the subject of such Form 10-K).  Any grants issued under this provision shall vest in ten (10) equal annual increments (provided, however, that all such restricted stock shall become immediately vested in the event (i) the Executive is terminated by the Company not for "cause" as defined in Section 10(a)(i) of this Agreement, (ii) of a Change of Control, (iii) of the death of the Executive, or (iv) of the Disability of the Executive), and the number of shares granted with respect to any year shall be calculated by determining the portion of the opportunity dollar amount earned in accordance with Exhibit C divided by the fair market value (as defined in Section 409A of the Code) of one share of the Company's common stock as of the close of business on the last business day of February in the calendar year immediately following the fiscal year in question (provided, however, that if the Company's Form 10-K is not yet filed with the SEC as of such last business day, then the valuation date shall be the seventh (7th) day after the date on which such Form 10-K is filed by the Company with the SEC).  A "gross-up" of the Executive's federal income tax and federal and state payroll tax liabilities resulting from each vesting period will be paid by the Company to the Executive within thirty (30) days of such vesting.

Section 6.                Indemnification and Insurance.

(a)                During the Employment Period and for a period of six (6) years thereafter, the Company and the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by either to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at the request of the Company or the Bank. The coverage provided to the Executive pursuant to this Section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and the Bank.

(b)               To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company and the Bank shall indemnify the Executive against, and hold him harmless from and pay, any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company, the Bank or any subsidiary or affiliate of either of them, and the Company and the Bank shall advance such expenses absent an initial determination by the Company and the Bank that the Executive shall have acted in bad faith.

Section 7.                Other Activities.

(a)                The Executive may serve as a member of the boards of directors of business, community and charitable organizations. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company or the Bank and generally applicable to all similarly situated executives.

(b)               If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall (subject to the Company’s powers of termination hereunder) continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 8.                 Working Facilities and Expenses. The Executive’s principal place of employment shall be at the Company’s and the Bank’s principal offices, or at such other location within Palm Beach County, Florida at which the Company or the Bank shall maintain executive offices, or at such other location as the Company, the Bank and the Executive may mutually agree upon. The Company and the Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company or the Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, all fees for memberships in such clubs (except only one (1) country club membership and one (1) dining club membership, as described in Section 5(g) above) and organizations as the Executive and the Company and Bank shall mutually agree are necessary and appropriate for business purposes, continuing education and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company or the Bank of an itemized account of such expenses in such form as the Company or Bank may reasonably require.

Section 9.                Termination of Employment with Severance Benefits.

(a)                The Executive shall be entitled to the severance benefits described herein in the event that his employment with the Company and the Bank terminates during the Employment Period under any of the following circumstances:

(i)                 The Executive’s voluntary resignation from employment with the Company and the Bank within ninety (90) days following:

(A)             The failure of the Board of Directors of either the Company or the Bank to appoint or re-appoint or elect or re-elect the Executive to the office of Chief Executive Officer of the Company and Chief Executive Officer and President of the Bank (or a more senior office, if any);

(B)              The failure of the stockholders of the Company or Bank to elect or re-elect the Executive to the Board of Directors of the Company or the Bank, respectively, or the failure of the Board of Directors of the Company or the Bank (or the nominating committees thereof) to nominate the Executive for such election or re-election;

(C)              The expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company or the Bank (i) of its or their material failure, whether by amendment of the Company’s or the Bank’s Articles of Incorporation or Bylaws, action of the Company’s or the Bank’s Board of Directors or the Company’s or the Bank’s stockholders or otherwise, to vest in the Executive the functions, duties or responsibilities prescribed in Section 3 of this Agreement as of the date hereof, or (ii) that the Company or the Bank has or have prohibited, prevented or otherwise made it reasonably impracticable for the Executive to perform his functions, duties or responsibilities as prescribed in Section 3 of this Agreement, unless, in either event, during such thirty (30) day period, the Company or the Bank cures such failure in a manner determined by the Executive, in his discretion, to be satisfactory;

(D)             The expiration of a thirty (30) day period following the date on which the Executive gives written notice to the Company or the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive’s rate of base salary in effect from time to time and any adverse change in the terms and conditions to the Executive of any Employee Pension Benefit Plan or Employee Welfare Benefit Plan or as to any other compensation or benefit program in which the Executive participates which, either individually or together with other changes, has or could have a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30) day period, the Company or the Bank cures such failure in a manner determined by the Executive, in his discretion, to be satisfactory; or

(E)              The relocation of the Executive’s principal place of employment, without his written consent (which may be withheld in the sole discretion of the Executive), to a location outside of Palm Beach County, Florida.

(ii)               The termination of the Executive’s employment with the Company or the Bank by the Company or the Bank for any other reason not described in Section 10(a).

In such event, the Company or the Bank shall provide the benefits and pay to the Executive the amounts described in Section 9(b).

(b)               Upon the termination of the Executive’s employment with the Company and/or the Bank prior to a Change of Control under any of the events set forth in Sections 9(a)(i) or (ii) during the Employment Period, or upon a Change of Control (as hereinafter defined), the Company and/or the Bank (jointly and/or severally) shall pay and provide to the Executive (or, upon death then to the Executive’s estate) the following Severance Benefits:

(i)                 The Executive’s earned but unpaid Cash Compensation (as determined pursuant to Section 4) in effect as of the applicable Triggering Event Date (as defined below), such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the applicable Triggering Event Date (provided that if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of such Cash Compensation, the terms of the applicable arrangement shall apply to distribution of such portion); and

(ii)               If the Triggering Event Date is a termination of employment, the Executive’s vested, accrued benefits in all Employee Benefit Plans to which the Executive was entitled pursuant to this Agreement as of the date of termination, payable in accordance with the terms of the applicable Employee Benefit Plan; and

(iii)             Within thirty (30) days following the effective date of any of the triggering events referred to in the first sentence in this Section 9(b) (the “Triggering Event Date”), payment of a lump sum amount equal to the product of (A) three (3), times (B) the average of the two (2) highest total annual amounts of Cash Compensation paid by the Company and/or Bank to any of its "Named Executive Officers" (as defined by the Securities and Exchange Commission in Item 402(a)(3) of its Regulation S-K, or any successor regulation) with respect to the five (5) full fiscal years of the Employment Period immediately preceding the year in which the Triggering Event Date occurs (such average defined in clause (B) being hereinafter referred to as the "Highest Total Cash Compensation"). Such lump sum shall not be reduced to a present value and shall be paid in addition to any other Compensation payments otherwise provided hereunder; and

(iv)             Within thirty (30) days following the Triggering Event Date, payment of a lump amount equal to the excess, if any, of:

(A)             The present value of both the current and future accrued benefits in each Employee Pension Benefit Plan that is a defined benefit plan to which the Executive would have been entitled (which shall be computed based on the Highest Total Cash Compensation and at the same rate of Employee Pension Benefit Plan funding and/or benefit accrual, determined separately for each such Employee Pension Benefit Plan or as historically had been contributed, whichever is greater, for an Employment Period concluding on the third anniversary of the Triggering Event Date as if the Executive had continued working for the Company and the Bank for the Employment Period consisting of such three additional plan years). Such benefits shall be determined separately for each such Employee Pension Benefit Plan in effect as of the termination date; over

(B)              The present value of the accrued benefits to which the Executive is actually entitled under each such Employee Pension Benefit Plan that is a defined benefit plan as of the Triggering Event Date using comparable actuarial assumptions (where applicable) as then being utilized by such respective plan. In computing the present value of such lump sum payment, the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the computation of the value of lump sum payments otherwise payable under terminating single employer defined benefit plans for the month in which the Executive’s termination of employment occurs (“Applicable PBGC Rate”) shall be utilized; and

(v)               Within thirty (30) days following the Triggering Event Date, a lump sum payment in an amount equal to the present value of the additional employer contributions (or if greater in the case of a leveraged employee stock ownership plan or similar arrangement, the additional assets allocable to him through debt service, based on the fair market value of such assets at termination of employment) to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company or the Bank, as if he were 100% vested thereunder and continued working for the Company and the Bank for a period of three years after the Triggering Event Date based on the Highest Total Cash Compensation achieved during that portion of the Employment Period which is prior to the Triggering Event Date, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant Employee Pension Benefit Plan; and

(vi)             Subject to Section 26 of this Agreement, for fifteen years following the date of termination of employment (the “Benefits Period”), the Bank and/or Company shall provide the Executive and his spouse and eligible dependents with medical and dental insurance coverage (the “Health Care Benefits”) and life insurance benefits no less favorable than those which the Executive and his spouse and eligible dependents were receiving immediately prior to the date of termination of employment; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Executive’s income for federal income tax purposes; provided, further, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. The receipt of the Health Care Benefits shall be conditioned upon the Executive continuing to pay the monthly premium as in effect at the Company from time to time for coverage provided to former employees under Section 4980B of the Code in respect of the level of coverage in effect for the Executive and his spouse and dependents (i.e., single, single plus one, or family) (the “Applicable COBRA Premium”). During the portion of the Benefits Period in which the Executive and his eligible dependents continue to receive coverage under the Company’s Health Care Benefits plans, the Company shall pay to the Executive a monthly amount equal to the Applicable COBRA Premium in respect of the maximum level of coverage that the Executive could otherwise elect to receive for the Executive and the Executive’s spouse and eligible dependents if the Executive were still an employee of the Company during the Benefits Period regardless of what level of coverage is actually elected, which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s date of termination of employment.

Notwithstanding the foregoing provisions of this Section 9(b), (x) in the event that the Executive is a Specified Employee (as defined in the SERP) as of the date of termination of employment, amounts payable under Sections 9(b)(iii-v) due to a qualifying termination of employment that constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the date of termination of employment shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date of termination of employment, on the first business day after the date that is six months following the Executive’s date of termination of employment (the “Delayed Payment Date”), and (y) in the event that amounts are payable under Sections 9(b)(iii)-(v) due to a Change of Control but such Change of Control does not constitute a change in the ownership or effective control of the Company or the Bank, or in the ownership of a substantial portion of the assets of the Company or the Bank (as defined in Section 409A of the Code and regulations thereunder), such amounts shall instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date of the Change of Control, on the first to occur of the Executive’s termination of employment (or, if the Executive is a Specified Employee on such date, the Delayed Payment Date) or a change in the ownership or effective control of the Company or the Bank, or in the ownership of a substantial portion of the assets of the Company or the Bank (each as defined in Section 409A of the Code and regulations thereunder). The Company, the Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 9(b) constitute reasonable liquidated damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company, the Bank and the Executive further agree that the Company and the Bank may condition the payments and benefits (if any) due under Sections 9(b)(iii), (iv), (v) and (vi) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either.

(c)                Upon the termination of the Executive’s employment with the Company and/or the Bank under any of the events set forth in Sections 9(a)(i), 9(a)(ii), 10(a)(iii) or 10(a)(iv) during the Employment Period, or upon a Change of Control (as hereinafter defined) (including under terminations referred to in Section 11(c) hereof), any options to purchase the Company’s stock and any restricted stock grants granted to the Executive by the Company shall immediately vest, and such options may be exercised in accordance with the terms of such option grants at any time on or prior to their original expiration date.

(d)               The parties shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that the date of any termination of employment hereunder constitutes a “Separation from Service” (as defined in the SERP).

Section 10.            Termination without Additional Company or Bank Liability.

(a)                In the event that the Executive’s employment with the Company and the Bank shall terminate during the Employment Period on account of:

(i)                 The discharge of the Executive for “cause,” which, for purposes of this Agreement shall mean: (A) the Executive intentionally engages in dishonest conduct in connection with his performance of services for the Company or the Bank resulting in his conviction of a felony; (B) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude; (C) the Executive willfully fails or refuses to perform his duties under this Agreement and fails to cure such breach within sixty (60) days following written notice thereof from the Company or the Bank; (D) the Executive breaches his fiduciary duties to the Company or the Bank for personal profit; or (E) the Executive’s willful breach or violation of any law, rule or regulation (other than traffic or boating violations or similar offenses), or final cease and desist order in connection with his performance of services for the Company or the Bank;

(ii)               The Executive’s voluntary resignation from employment with the Company and the Bank for reasons other than those specified in Section 9(a), 9(b), 11(b) or 11(c);

(iii)             The Executive’s death; or

(iv)             A determination that the Executive is disabled (“Disability”) and eligible for long-term disability benefits under the Company’s or the Bank’s long-term disability insurance program or, if there is no such program, under the federal Social Security Act;

then the Company and the Bank shall have no further obligations under this Agreement, other than the payment to the Executive (or, in the event of his death, to his estate) of his earned but unpaid Compensation as of the date of the termination of his employment (provided that if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of such Compensation, the terms of the applicable arrangement shall apply to distribution of such portion), and the provision of such other benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Company or the Bank. Notwithstanding the foregoing, in the event of the Executive’s death during the Employment Period, the Company or the Bank shall: (X) pay to his estate an amount equal to three months’ Cash Compensation within thirty days after appointment of the personal representative of such estate, and (Y) shall continue to provide the medical benefits described in Section 9(b)(vi) to the Executive’s spouse and dependent children for the period set forth Section 9(b)(vi). Upon the Executive’s retirement at age 65 (or at age 55 through age 64 if a majority of the members of the Company’s Board of Directors confirms that this provision shall be effective in connection with such retirement) the Company and/or the Bank shall continue to provide to the Executive (and his spouse and dependent children, with respect to health benefits) the health and life insurance benefits described in Section 9(b)(vi) for the period set forth in such section; provided that such retirement is a Separation From Service (as defined in the SERP).

(b)               In the event that the Executive’s employment with the Company and the Bank shall terminate during the Employment Period on account of any of the events set forth in Sections 10(a)(i) or 10(a)(ii), any options to purchase the Company’s stock and any restricted stock grants granted to the Executive by the Company that have fully vested may be retained by the Executive (or, upon death, then by the Executive’s estate) and such options may be exercised in accordance with the terms of such option grants at any time on or prior to their original expiration date. Any unvested portion of the options and restricted stock grants granted to the Executive will automatically lapse and become null and void as of the date of termination and no further vesting of any option or restricted stock grant will occur.

(c)                For purposes of Section 10(a)(i), no act or failure to act, on the part of the Executive, shall be considered “intentional” or “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or the Bank or based upon the written advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and the Bank. The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of Section 10(a)(i) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least eighty percent (80%) of the entire Board of Directors of the Company or the Bank, as the case may be (not including the Executive), at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in Section 10(a)(i) above, and specifying the particulars thereof in detail.

Section 11.            Change of Control.

(a)                A Change of Control (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i)                 Approval by the stockholders of the Company of a transaction that would result in the reorganization, merger or consolidation of the Company with one or more other persons, other than a transaction following which:

(A)             At least 50.1% of the common stock or equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 50.1% of the outstanding common stock or equity ownership interests in the Company; and

(B)              At least 50.1% of the combined voting power of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 50.1% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company; and

(C)              No person, or persons acting in concert, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of the outstanding common stock or equity ownership interests in, or 20% or more of the combined voting power of the securities entitled to vote generally in the election of directors of, the entity resulting from such transaction; and

(D)             At least a majority of the members of the board of directors of the entity resulting from such transaction are individuals who were described in Sections 11(a)(iv)(A) or (B) of this Agreement as of the date of execution of the initial definitive agreement providing for such transaction (or, if earlier, as of the date on which the Board of Directors of the Company authorized such transaction).

(ii)               The acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities or of the combined voting power of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii)             A complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution; or

(iv)             The occurrence of any event if, immediately following such event, at least 50% of the members of the board of directors of the Company (or the Company’s successor) do not belong to any of the following groups:

(A)             Individuals who were members of the Board of the Company on the date of this Agreement; or

(B)              Individuals who first became members of the Board of the Company after the date of this Agreement either:

(1)               Upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(2)               Upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individuals’ election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-1 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of the Company; or

(v)               Any event which would be described in Section 11(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 11(a), the term “person” shall include the meaning assigned to it under section 13(d)(3) or 14(d)(2) of the Exchange Act.

(b)               In the event of a Change of Control, the Executive shall be entitled to the payments and benefits contemplated by Section 9(b)(i) and 9(b)(iii)-(v), such payments to be due and payable to the Executive by the Company and the Bank prior to or simultaneously with the closing of the transaction or event constituting a Change of Control under this Section 11 (but subject to the final paragraph of Section 9(b)).

(c)                In the event of a Change of Control, the Executive shall also be entitled to the payments and benefits contemplated by Section 9(b)(vi) in the event of his termination of employment with the Company or the Bank under any of the circumstances described in Section 9(a) of this Agreement or under any of the following circumstances:

(i)                Resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

(ii)               Resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which the Executive, in his reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

(iii)             Resignation, voluntary or otherwise, by the Executive at any time during the Employment Period following the failure of any successor to the Company in the Change of Control to include the Executive in any compensation or benefit, program maintained by it or covering any of its executive officers, unless the Executive is already covered by a substantially similar plan of the Company or the Bank which is at least as favorable to him; or

(iv)             Resignation, voluntary or otherwise, for any reason whatsoever following the effective date of the Change of Control.

Section 12.            Tax Indemnification.

(a)                This Section 12 shall apply in the event of (i) a Change of Control (as defined in Section 11 of this Agreement); or (ii) a change “in the ownership or effective control” of the Company or the Bank or “in the ownership of a substantial portion of the assets” of the Company or the Bank within the meaning of section 280G of the Code. If this Section 12 applies, then, if for any taxable year the Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of Compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Company or the Bank shall pay with respect to the Executive an amount equal to X determined under the following formula:

X =	E x P
1 – [(FI x (1 – SLI)) + SLI + E + M]
Where

E =	the rate at which the excise tax is assessed under section 4999 of the Code;

P =	the amount with respect to which such excise tax is assessed, determined without regard to this Section 12;

FI =	the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

SLI =	the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M =	the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

With respect to any payment in, the nature of Compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 12(a) shall be remitted to the Internal Revenue Service or other applicable state or local taxing authority on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive and shall in no event be paid later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the underlying excise tax under section 4999 of the Code (and any income or other related taxes or interest or penalties thereon) are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 12(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. The determination of the amount due hereunder shall be made by Ernst & Young, or such other accounting firm as the parties may mutually agree upon (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the parties shall appoint another nationally recognized accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)               Notwithstanding anything in this Section 12 to the contrary, in the event that the Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 12(a), the Executive or the Company or Bank, as the case may be, shall pay to the other party, at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 12(a), when increased by the amount of the payment made to the Executive under this Section 12(b) by the Company or the Bank, or when reduced by the amount of the payment made to the Company or Bank under this Section 12(b) by the Executive, equals the amount that should have properly been paid under Section 12(a). The interest paid under this Section 12(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid under this Section 12, the Executive shall furnish to the Company and the Bank a copy of each tax return which reflects a liability for an excise tax payment made by the Company or the Bank, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

(c)                The Executive shall notify the Company and the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of additional amounts hereunder. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company and the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice that any payment of taxes with respect to such claim is due. If the Company or the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)                Give the Company or the Bank any information reasonably requested by the Company or the Bank relating to such claim;

(ii)               Take such action in connection with contesting such claim as the Company or the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company or the Bank;

(iii)             Cooperate with the Company or the Bank in good faith in order effectively to contest such claim; and

(iv)             Permit the Company and the Bank to participate in any proceedings relating to such claim;

provided, however, that the Company or the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Notwithstanding the foregoing, the Executive shall control the conduct of any such proceeding and all decisions relating to the settlement or other disposition thereof.

(d)               The provisions of this Section 12 are designed to reflect the provisions of applicable federal, state and local tax laws in effect on the date of this Agreement. If, after the date hereof, there shall be any change in any such laws, this Section 12 shall be modified in such manner as the Executive and the Company and the Bank may mutually agree upon if and to the extent necessary to assure that the Executive is fully indemnified against the economic effects of the tax imposed under section 4999 of the Code or any similar federal, state or local tax.

(e)                Notwithstanding any other provision of this Section 12, the Company and/or the Bank may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any payment pursuant to Section 12(a), and the Executive hereby consents to such withholding.

Section 13.            Confidentiality. Unless he obtains the prior written consent of the Company and the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 13 shall prevent the Executive, with or without the Company’s and the Bank’s consent, from participating in or disclosing documents or information as required by applicable law or in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 14.            Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company and the Bank and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred. Failure of the Company and the Bank to obtain from any successors its or their express written assumption of the Company’s and the Bank’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 15.            Notices. Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Rudy Schupp
11874 Lakeshore Place
North Palm Beach, FL 33408

If to the Company:

1st United Bancorp, Inc.
One North Federal Highway
Boca Raton, FL 33432
Attention: Chairman

If to the Bank:

1st United Bank
One North Federal Highway
Boca Raton, FL 33432
Attention: Chairman

Section 16.            Indemnification for Attorney’s Fees. The Company and the Bank shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.

Section 17.            Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 18.            Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 19.            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 20.            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts entered into and to be performed entirely within the State of Florida.

Section 21.            Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 22.            Entire Agreement; Modifications. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 23.            Survival. The provisions of Sections 6, 9, 10, 11, 12, 13, 14, and 15 through 28 shall survive the expiration of the Employment Period or termination of this Agreement.

Section 24.            Equitable Remedies. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, (a) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (b) to a decree for specific performance of the provisions of this Agreement, or both.

Section 25.            Required Regulatory Provision.

(a)                Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and any regulations promulgated thereunder.

(b)               Nothing in this Agreement shall be construed to subject the Bank or its assets to any contractual obligation undertaken by the Company hereunder or to liability for any breach by the Company.

Section 26.            Medicare Supplemental Insurance. Upon the termination of the Executive’s employment pursuant to: (X) Section 9(a); (Y) Section 10(a) (but only if termination of the Executive’s employment is by reason of retirement at age 65 or at Early Retirement provided that a majority of the Board of Directors of the Company confirms that the Executive is eligible for Medicare supplemental insurance as provided in this Section 26); or (Z) Sections 11(a)-(c) of this Agreement, the Company or the Bank shall thereafter provide the Executive and his spouse with health and major medical insurance as set forth in Section 9(b)(vi). Such health and major medical insurance shall terminate upon the Executive’s attainment of Medicare eligibility (“Medicare Eligibility Date”). Subsequent to such Medicare Eligibility Date, the Company or the Bank shall thereafter provide the Executive and his spouse with Medicare supplemental insurance for life, subject to this Section 26, with health care coverage at the same levels, amounts and co-pay as otherwise required pursuant to Section 9(b) hereof.

Section 27.            Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Bank or the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Bank or the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Bank or the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Bank or the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Bank’s or the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 50th anniversary of the date hereof). Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

Section 28.            Arbitration. Subject to the parties’ rights to seek equitable remedies under Section 24, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within ten (10) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than 60 days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

1st UNITED BANCORP, INC.

By: /s/ John Marino
Name: John Marino
Title: President and Chief Financial Officer

1st UNITED BANK

By: /s/ John Marino
Name: John Marino
Title: Chief Operating Officer and Chief Financial Officer

EXECUTIVE

/s/ Rudy Schupp

Rudy Schupp

EXHIBIT A

SECOND AMENDED AND RESTATED 1ST UNITED BANCORP/1sT UNITED BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (the “Agreement”), originally adopted May 31, 2006 and amended effective December 18, 2008, by and among 1ST UNITED BANCORP, INC., a Florida bank holding company (the “Company”), 1ST UNITED BANK, a Florida commercial bank (the “Bank”), and RUDY SCHUPP (the “Executive”), is hereby amended and restated, effective December 20, 2011.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. Benefits will be paid from the general assets of the Company and the Bank.

The Company, the Bank and the Executive agree as provided herein.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

Section 1.1            “Applicable PBGC Rate” shall have the meaning set forth in the Employment Agreement.

Section 1.2            “Beneficiary” means the estate of the deceased Executive or such other person designated in accordance with Article 4 that is entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

Section 1.3            “Board” means the Board of Directors of the Company.

Section 1.4            “Cash Compensation” shall have the meaning set forth in the Employment Agreement.

Section 1.5            “Change in Control” means a change in the ownership or effective control of the Company or the Bank, or in the ownership of a substantial portion of the assets of the Company or the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

Section 1.6            “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.7            “Constructive Early Termination” means that the Executive Separates from Service with the Company or the Bank for any of the reasons set forth in section 9(a) of the Employment Agreement.

Section 1.8            “Disability” means Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

Section 1.9            “Early Termination” means a Separation for Service which occurs prior to Normal Retirement Age and Change in Control, for reasons other than Termination for Cause, death, Disability or Constructive Early Termination.

Section 1.10        “Effective Date” means June 1, 2006.

Section 1.11        “Employment Agreement” means that Employment Agreement dated March 4, 2004 among the Executive, the Company and the Bank, as amended and restated effective as of the effective date hereof.

Section 1.12        “Final Base Salary” means the average of the two (2) highest annual rates of base salary paid by the Company and/or the Bank to any of the Company's Named Executive Officers during the five (5) calendar years preceding the triggering event referred to in Sections 2.1 and/or 2.2, as applicable (including, as the fifth year, the partial year in which such triggering event occurs).

Section 1.13        "Final Total Cash Compensation" means the average of the two (2) highest total annual amounts of Cash Compensation paid by the Company and/or the Bank to any of the Company's Named Executive Officers with respect to the five (5) full calendar years of the Company immediately preceding the year in which the triggering event referred to in Sections 2.3, 2.4, 2.5 and/or 3.1, as applicable, occurs.

Section 1.14        "Named Executive Officers" shall have the meaning ascribed thereto by the Securities and Exchange Commission in Item 402(a)(3) of its Regulation S-K, or any successor regulation.

Section 1.15        “Normal Retirement Age” means the Executive’s sixty-fifth (65th) birthday.

Section 1.16        “Normal Retirement Date” means the later of the Normal Retirement Age or the effective date of Separation from Service.

Section 1.17        “Plan Administrator” means the plan administrator described in Article 8.

Section 1.18        “Plan Year” means each twelve-month period commencing on the Effective Date.

Section 1.19        “Separation from Service” means the Executive’s separation from service (within the meaning of Section 409A of the Code and the regulations thereunder) with the Bank and the Company.

Section 1.20        “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company or the Bank (as determined in accordance with the methodology established by the Company as in effect on the date of the Executive’s Separation from Service) if any stock of the Company or the Bank is publicly traded on an established securities market or otherwise.

Section 1.21        “Termination for Cause” means discharge of the Executive for “cause” as defined in the Employment Agreement.

Section 1.22        “Vesting Commencement Date” means July 1, 2006, which, for the purposes of this Agreement, is deemed to be the first day of the calendar month following the calendar quarter in which the Company and the Bank first had consolidated total assets of at least $250 million, as reported by the Company and the Bank to their banking regulators.

Article 2
Benefits During Lifetime

Section 2.1            Normal Retirement Benefit. Subject to Sections 2.5 and 2.6, upon Separation from Service on or after the Normal Retirement Age (for reasons other than death, Constructive Early Termination, Disability, a Change in Control, or Termination for Cause), the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1        Amount of Benefit. The annual benefit under this Section 2.1 is a percentage of the Final Base Salary as set forth in the following schedule, depending on the Company's calendar year in which the Separation from Service occurs:

Year in Which Separation from Service Occurs	Percentage of Final Base Salary
Prior to 2013	30%
2013	35%
2014	40%
2015	45%
2016	50%
2017	55%
2018 and thereafter	60%

2.1.2        Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date, and continuing on the first of each month thereafter for a total period of twenty (20) years.

Section 2.2            Early Termination Benefit. Subject to Sections 2.5 and 2.6, upon Early Termination, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1        Amount of Benefit. The annual benefit under this Section 2.2 is thirty percent (30%) of Final Base Salary (except that such percentage shall increase as provided in the schedule set forth in Section 2.1.1), subject to the following vesting schedule. Prior to the Vesting Commencement Date, the Executive shall not be vested in any Early Termination benefits.

Full Calendar Years Subsequent to the Vesting Commencement Date	Vested Portion of Benefit
1	20%
2	40%
3	47.5%
4	55%
5	62.5%
6	70%
7	77.5%
8	85%
9	92.5%
10 or more	100%

2.2.2        Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s attainment of Normal Retirement Age, and continuing on the first of each month thereafter for a total period of twenty (20) years.

Section 2.3            Constructive Early Termination Benefit. Subject to Sections 2.5 and 2.6, upon Constructive Early Termination, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1        Amount of Benefit. The annual benefit under this Section 2.3 is seventy percent (70%) of the Final Total Cash Compensation.

2.3.2        Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age, and continuing on the first of each month thereafter for a total period of twenty (20) years.

Section 2.4            Disability Benefit. Subject to Sections 2.5 and 2.6, upon Separation from Service due to Disability prior to Normal Retirement Age, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1        Amount of Benefit. The annual benefit under this Section 2.4 is seventy percent (70%) of the Final Total Cash Compensation.

2.4.2        Payment of Benefit. The annual benefit shall be paid to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Age, and continuing on the first of each month thereafter for a total period of twenty (20) years.

Section 2.5            Change in Control Benefit. Notwithstanding any provision of this Agreement to the contrary, upon a Change in Control while the Executive is in the active service of the Company and the Bank, the Company and the Bank shall jointly and severally pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

2.5.1        Amount of Benefit. The benefit under this Section 2.5 shall equal the lump sum present value as of the date of payment, determined based on the Applicable PBGC Rate for the month of payment, of a hypothetical annual benefit of seventy percent (70%) of the Final Total Cash Compensation that would be payable in twelve (12) equal monthly installments commencing on the first day of the month following the Change in Control, and continuing on the first of each month thereafter for a total period of twenty (20) years.

2.5.2        Payment of Benefit. The benefit shall be paid to the Executive within thirty (30) days of the Change in Control.

Section 2.6            Change in Control Following Separation From Service. In the event that a Change in Control occurs following a Separation From Service with respect to which the Executive has a future entitlement to payments under this Article 2 or under Article 3 but prior to all such payments having been distributed, the present value (determined as of the date of payment, determined based on the Applicable PBGC Rate for the month of payment) of all such payments not previously distributed shall be paid to the Executive within thirty (30) days of the Change in Control (which lump sum payment shall serve in lieu of any subsequent payments hereunder).

Section 2.7            Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company and the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.7 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

Section 2.8            Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the benefits payable pursuant to this Agreement into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s vested accrued liability, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

Section 2.9            Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)                may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)               must, for benefits distributable under Sections 2.1, 2.2, 2.3, 2.4 and 2.5, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)                must take effect not less than twelve (12) months after the election is made.

Article 3
Death Benefits

Section 3.1            Death During Active Service. If the Executive dies prior to a Change in Control while in the active service of the Company and the Bank, the Company and the Bank shall jointly and severally pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1        Amount of Benefit. The annual benefit under this Section 3.1 is seventy percent (70%) of the Final Total Cash Compensation.

3.1.2        Payment of Benefit. The annual benefit shall be paid to the Beneficiary in twelve (12) equal monthly installments commencing within sixty (60) days following the Executive’s death, and continuing on the first of each month thereafter until two hundred forty (240) total payments have been made.

Section 3.2            Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company and the Bank shall jointly and severally pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

Section 3.3            Death After Separation from Service But Before Payment of a Benefit Commences. If the Executive is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company and the Bank shall jointly and severally pay the same benefit payments to the Beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence within sixty (60) days following the date of the Executive’s death.

Article 4
Beneficiaries

Section 4.1            Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement upon the death of the Executive, provided that each such designation is in writing signed by the Executive and two witnesses. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company or the Bank in which the Executive participates.

Section 4.2            Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form (including the signature of two witnesses), and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

Section 4.3            Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

Section 4.4            No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

Section 4.5            Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

Section 5.1            Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company and the Bank shall not pay any benefit under this Agreement if the Executive’s employment with the Company or the Bank terminates due to Termination for Cause.

Section 5.2            Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Company and the Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two (2) years after the Effective Date. In addition, the Company and the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Company or the Bank on the Executive’s life.

Article 6
Claims And Review Procedures

Section 6.1            Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1        Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.1.2        Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3        Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)                The specific reasons for the denial;

(b)               A reference to the specific provisions of the Agreement on which the denial is based;

(c)                A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)               An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)                A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Section 6.2            Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1        Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2        Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3        Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4        Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5        Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)                The specific reasons for the denial;

(b)               A reference to the specific provisions of the Agreement on which the denial is based;

(c)                A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)               A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

Section 7.1            Amendments. This Agreement may be amended only by a written agreement signed by the Company, the Bank and the Executive. However, the Company and the Bank may unilaterally amend this Agreement to conform with written directives to the Company and the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

Section 7.2            Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company, the Bank and the Executive, in which case the Executive shall receive the Early Termination Benefit, determined as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3 (and permissible under Section 409A of the Code and the regulations thereunder).

Section 7.3            Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)                Within thirty (30) days before, or twelve (12) months after, a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s and the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)               Upon the Company’s and the Bank’s dissolution or with the approval of a bankruptcy court, provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)                Upon the Company’s and the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company and the Bank do not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company and the Bank take all necessary action to irrevocably terminate and liquidate the Agreement;

the Company and the Bank may distribute the present value (determined as of the date of distribution, based on the Applicable PBGC Rate) of the Early Termination Benefit (determined as of the date of the termination of the Agreement) to the Executive in a lump sum on the first date permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix).

Article 8
Administration of Agreement

Section 8.1            Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall be the named fiduciary for purposes of ERISA, if applicable, and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

Section 8.2            Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

Section 8.3            Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

Section 8.4            Indemnity of Plan Administrator. The Company and the Bank shall jointly and severally indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

Section 8.5            Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the base salary, retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Section 8.6            Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9
Miscellaneous

Section 9.1            Binding Effect. This Agreement shall inure to the benefit of and bind the Executive, the Company and the Bank, and their beneficiaries, survivors, executors, successors, administrators and permitted transferees.

Section 9.2            No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company or the Bank, nor does it interfere with the Company’s or the Bank’s right to discharge the Executive under the terms of the Employment Agreement. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

Section 9.3            Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner, except by the laws of descent and distribution.

Section 9.4            Tax Withholding. The Company and the Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Company and the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company and the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

Section 9.5            Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Florida (without regard to principles of conflicts of laws), except to the extent preempted by the laws of the United States of America.

Section 9.6            Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company and the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company and the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company and/or the Bank to which the Executive and Beneficiary have no preferred or secured claim.

Section 9.7            Reorganization. The Company and/or the Bank shall not merge or consolidate into or with another company or bank, or reorganize, or sell substantially all of its assets to another company, bank, firm, or person unless such succeeding or continuing company, bank, firm, or person agrees to assume and discharge the obligations of the Company and the Bank under this Agreement. Upon the occurrence of such event, the terms “Company” and “Bank” as used in this Agreement shall be deemed to refer to the successors or survivor entities.

Section 9.8            Entire Agreement. This Agreement constitutes the entire agreement between the Company, the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

Section 9.9            Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

Section 9.10        Alternative Action. In the event it shall become impossible for the Company, the Bank or the Plan Administrator to perform any act required by this Agreement, the Company, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, the Bank, provided that such alternative acts do not violate Section 409A of the Code.

Section 9.11        Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

Section 9.12        Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof.

Section 9.13        Notice. Any notice or filing required or permitted to be given to the Company or the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by overnight delivery, or sent by registered or certified mail, to the address below:

1st United Bancorp, Inc.

Attn: Chairman

One North Federal Highway

Boca Raton, FL 33432

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive according to the Company’s and the Bank’s records. All notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date of receipt as shown on the postmark on the receipt for registration or certification.

Section 9.14        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming

Section 9.15        Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

Section 9.16        Rescissions. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

Section 9.17        Arbitration. Subject to the parties’ right to seek equitable remedies under Section 9.18, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida. The arbitrator shall be selected by the parties and if the parties are unable to reach agreement on selection of the arbitrator within ten (10) days after the notice of arbitration is served, then the arbitrator will be selected by the American Arbitration Association. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than 60 days after the notice of arbitration is served. To the extent that a party would be required to make confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed. In no event shall a party be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction. The parties expressly acknowledge and agree that the statute of limitations set forth in Chapter 95 of the Florida Statutes shall apply to any action, arbitration or proceeding brought to enforce the terms or conditions of this Agreement.

Section 9.18        Equitable Remedies. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, (a) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (b) to a decree for specific performance of the provisions of this Agreement, or both.

Section 9.19        Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company and of the Bank have signed this Agreement.

EXECUTIVE:	COMPANY:
1st UNITED BANCORP, INC.

By:
Rudy Schupp	Title:

BANK:
1st UNITED BANK

By:
Title:

EXHIBIT B

Current Board of Directors Service

Federal Reserve Bank of Atlanta, Director

NextEra Energy, Inc., Director

BBIC, Director

EXHIBIT C

Equity Award Program for Founding FUBC NEOs

  Annual equity award opportunity:
a.	Each founding NEO will have an annual equity award “opportunity” equivalent to 50% of highest base compensation among the founding NEOs in the form of stock grants with 10 year vesting, awarded at fair market value as of the close of business on the last business day of February in the calendar year immediately following the fiscal year in question (provided, however, that if the Company's Form 10-K is not yet filed with the SEC as of such last business day, then the valuation date shall be the seventh (7th) day after the date on which such Form 10-K is filed by the Company with the SEC), conditional upon the attainment of certain performance measures defined below

  Corporate Performance Measures (100%):
  Financial Performance (75%)
a.	Pre-tax Net Income Budget achievement (50% weight of the 75%)

b.	NPA/Asset ratio to Benchmark Group mean (uncovered assets) (20% weight of the 75%) (Goal is 100% or less of Benchmark Group average for the four quarters ended Q3)

c.	NIM compared to Benchmark Group mean (20% weight of the 75%) (Goal is 100% or more of Benchmark Group average ratio at September 30)

d.	Efficiency ratio to Benchmark Group mean (10% weight of the 75%) (Goal is 100% or less of Benchmark Group average ratio for the four quarters ended Q3)

  Operational Performance (25%)
a.	Annual Bank Safety and Soundness Examination rating for calendar year (75% weight of the 25%) (Goal will be established each year by the Compensation Committee)

b.	Specialty area examination results FDIC Loss Share, BSA, CRA, IT (25% weight of the 25%) (Goal will be established each year by the Compensation Committee)

  Measurement Method:

The NEO’s score is determined by calculating the percent achievement for each of the Corporate Performance and Individual Performance factors.

  Example: The FUBC CEO and 1st United Bank President and CEO earned $350,000 as a base salary and therefore had a $175,000 annual equity award opportunity.

  Financial Performance – 75% weight (or $131,250 in stock grant value opportunity)
a.	Pre-tax Net Income Budget achievement – 50% weight (Example: 1st United Bancorp achieves 85% of fiscal year budget goal x 50% of opportunity =$55,781). The Company’s consolidated net income before taxes for each such fiscal year shall be defined as excluding extraordinary items as defined in APB #30 (or any successor bulletin) and excluding restructuring charges and other integration and reorganization expenses and charges relating to mergers, acquisitions or transactions of similar effect for financial reporting purposes. If pre-tax net income for a given fiscal year is less than 50% of budget, the executives will earn no equity award opportunity for this budget achievement component.

b.	NPA/Asset ratio to Benchmark Group – 20% weight (Goal is 100% or less of Benchmark Group average for the four quarters ended Q3) Example: 1st United Bancorp achieves NPA/Asset ratio for four quarters ended Q3 that meets goal therefore 20% of opportunity =$26,250).

c.	NIM compared to Benchmark Group – 20% weight (Goal is 100% or more of Benchmark Group average ratio at September 30) Example: 1st United Bancorp achieves NIM goal therefore 20% of opportunity =$26,250).

d.	Efficiency ratio to Benchmark Group – 10% weight (Goal is 100% or less of Benchmark Group average ratio for the four quarters ended Q3). Example: 1st United Bancorp achieves 110% of Benchmark average ratio for the four quarters ended Q3 therefore scores 90% of goal x 10% of opportunity =$11,813).

  Operational Performance (25% or $43,750 in stock grant value)
a.	Annual Bank Safety and Soundness Examination rating - 75% weight. Example: If the goal in a particular year is a composite 2 rating, and 1st United Bank achieves a composite 3, then $0; if a 2 = $32,813).

b.	Specialty area examination results (25% weight) for any and all of the following specialty examinations: FDIC Loss Share, BSA, CRA, IT (e.g., the score would be an equal weight to each of the specialty compliance exam scores (if all three are examined and goal achieved on each = $10,938). Note: If no specialty exams occur then 100% of the Operational Performance measures will rest on the outcome of the full annual safety and soundness examination).